AMENDMENT

BY AND BETWEEN

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY, INSURANCE SERIES,

AND FEDERATED SECURITIES CORP.

THIS AMENDMENT (the "Amendment") is made as of this 1st day of January, 2002, by and among, Great-West Life & Annuity Insurance Company ("GWL&A"), Insurance Series (the "Fund") and Federated Securities Corp. ("FSC").

RECITALS

WHEREAS, GWL&A, the Fund and FSC are parties to certain agreements, as amended from time to time (the "Agreements"), listed on Schedule A attached hereto, pursuant to which (i) shares of the Fund, An open-end management investment company registered under the Investment Company Act of 1940, as amended from time to time (the "1940 Act"), are made available to act as an investment vehicle for separate accounts established for variable life insurance policies and/or variable annuity contracts to be offered by insurance companies (the "Accounts"), (ii) certain of the parties hereto facilitate the transmission of information regarding such Accounts, and/or (iii) certain other aspects of the relationship between the parties hereto are addressed; and

WHEREAS, the parties hereto desire to ratify and reconfirm certain of the provisions of the Agreements listed on Schedule A hereto; and

WHEREAS, the parties hereto wish to amend certain provisions of the Agreements listed on Schedule A hereto; and

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows, effective as of the date first written above:

1.

Administrative Services Fee. Where any administrative service or equivalent fee is currently payable under any of the Agreements, the applicable fee, as of the effective date of this Amendment, , shall be as set forth in the Schedule C attached hereto per annum of the average aggregate monthly net asset value of shares of the Fund held by the Accounts, including Fund Shares through Profile Series or other model portfolio arrangements payable, unless otherwise herein specified, in accordance with the terms of the Agreements. Such fee shall be paid in arrears quarterly. Each quarter's fee shall be determined based on assets held by the Accounts at the end of each quarter and each quarterly fee will be independent of every other quarterly fee. Such fee shall be due and payable automatically within 45 (forty five) days after the last day of the quarter to which such payment relates. In the event of late payment, GWL&A will send FSC a detailed invoice (together with reasonable supporting documentation) for costs incurred directly as a result of such late payment.

The Fund will calculate the asset balance for each day on which the fee is to be paid pursuant to this Amendment with respect to each applicable portfolio of the Fund. GWL&A shall have the right to reasonably audit the preparation of such calculation. Absent manifest error, all fee calculations made by the Fund will be final unless either party objects to the calculation within 60 (sixty) days of payment.

2.

The administrative service or equivalent fee described above shall remain payable and due so long as there remain any assets invested in the Fund, regardless of any termination of the Agreements, in any manner by the Accounts as contemplated by the Agreements, as amended herein. The Agreements shall not be considered to be terminated, or subject to termination, solely with respect to such remaining assets. The Fund may modify the rate of the administrative service or equivalent fee described above only with 120 days' written notice to GWL&A prior to the end of any calendar year, with any such revised rate becoming effective as of the 1st of January following any such calendar year.

3.

In the event of an error in the computation of a portfolio of the Fund's net asset value per share ("NAV") or any dividend or capital gain distribution (each, a "pricing error"), FSC or the Fund shall immediately notify GWL&A as soon as possible after discovery of the error. Such notification may be verbal, but shall be confirmed promptly in writing. A pricing error shall be corrected as follows: (a) if the pricing error results in a difference between the erroneous NAV and the correct NAV of less than $0.01 per share, then no corrective action need be taken; (b) if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than $0.01 per share, but less than ½ of 1% of the applicable portfolio's NAV at the time of the error, then FSC shall reimburse the applicable portfolio for any loss, after taking into consideration any positive effect of such error; however no adjustments to the Accounts need be made; and (c) if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than ½ of 1% of the applicable portfolio's NAV at the time of the error, then FSC shall reimburse the applicable portfolio for any loss (without taking into consideration any positive effect of such error) and shall promptly reimburse GWL&A for the costs (including, but not limited to, administrative work) of adjustments made to correct the Accounts, including with respect to contract owners (and beneficial owners) that have invested in the Accounts. If an adjustment is necessary to correct a material error which has caused the Accounts and/or contract owners invested in the Accounts (including beneficial owners) to receive less than the amount to which they are entitled, the number of shares of the appropriate portfolios of the Fund Attributable to such accounts will be adjusted and the amount of any underpayments shall be credited by FSC to GWL&A for crediting of such amounts to the applicable accounts. Upon notification by FSC of any overpayment due to a material error, GWL&A shall promptly remit to FSC any overpayment that has not been paid to contract owners (including beneficial owners) invested in the Accounts; however, FSC acknowledges that GWL&A does intend to make only reasonable efforts to obtain additional payment form any contract owner (including beneficial owners) invested in the Accounts who, because of a pricing error, may have underpaid for units of interest or shares credited to hi/her account. In no event shall GWL&A be liable to contract owners (including beneficial owners) invested in the

Accounts for any such adjustments or underpayment amounts. A pricing error within categories (b) or (c) above shall be deemed to be "materially incorrect" or constitute a "material error" for purposes of the Amendment.

The standards set forth in this section are based on the parties' understanding of views expressed by the staff of the Securities and Exchange Commission as of the date of this Amendment. In the event views of the Securities and Exchange Commission staff are later modified or superseded by Securities and Exchange Commission or judicial interpretation, the parties shall amend the foregoing provisions of this Amendment to comport with the appropriate applicable standards, on terms mutually satisfactory to all parties.

4.

FSC shall promptly reimburse GWL&A for any and all costs or expenses which GWL&A incurs that are associated with any failure of the Fund to settle trades by the time specified on the Business Day following the Trade Date, as specified and defined in the applicable Agreement(s)/

5.

Except as may otherwise be permitted for cause as specifically provided in the applicable Agreement, the parties hereto agree that any of the Agreements shall only be subject to termination upon 180 days prior written notice by any party.

6.

The parties hereto acknowledge that any nonpublic personal information (as defined by applicable law or regulation promulgated under Title V of the Gramm-Leach-Bliley Act of 1999 (the "Act")) of contract owners (including beneficial owners) invested in the Accounts will be disclosed or utilized solely to carry out the terms of the applicable Agreements or pursuant to an exception contained in any applicable law or regulation promulgated under the Act. Without limiting the foregoing, no party hereto shall disclose any information that another party has designated as proprietary.

7.

To the extent any subject matter addressed in any or all of the Agreements listed on Schedule A hereto conflict with any subject addressed in this Amendment, the terms of this Amendment shall control. All other provisions of the Agreements listed on Schedule A hereto shall remain in full force and effect, and any provisions providing for the indemnification of the parties under the Agreements shall apply to the provisions of this Amendment, including any breach thereof, to the extent not inconsistent with the terms of this Amendment. Further, the terms of this Amendment (and to the extent not superseded hereby, the applicable Agreements) shall apply to any and all portfolios or series of the Fund(s) that are open and available to new investors on or after the effective date first written above (regardless of whether they are specifically referenced in the Agreements), except as may other wise be specifically provided on Schedule A hereto.

8.

If any provision or portion of this Amendment shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Amendment shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

9.

None of the parties hereto shall be liable to the other for any and all losses, damages, costs, charges, counsel fees, payments expenses or liability due to any failure, delay or interruption in performing its obligations under this Amendment or the Agreements, and without the fault or negligence of such party, due to causes or conditions beyond its control including, without limitation, labor disputes, strikes (whether legal or illegal), lockouts (whether legal or illegal), civil commotion, riots, war and war-like operations including acts of terrorism, embargoes, epidemics, invasion, rebellion, hostilities, insurrections, explosions, floods, unusually severe weather conditions, earthquakes, military power, sabotage, governmental regulations or controls, failure of power, fire or other casualty, accidents, national or local emergencies, boycotts, picketing, slow-downs, work stoppages, acts of God or natural disasters.

IN WITNESS WHEREOF, the undersigned duly authorized officers have executed this Amendment in their capacities as such as of the date first written above.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By: /s/ Al Cunningham
Name: Al Cunningham
Title: Assistant Vice President

INSURANCE SERIES

By: /s/ J. Christopher Donahue
Name: J. Christopher Donahue
Title: President

FEDERATED SECURITIES CORP.

By: /s/ John B. Fisher
Name: John B. Fisher
Title: President – Institutional Sales

SCHEDULE A

AGREEMENTS

Fund Participation Agreement dated October 6, 1999, as amended from time to time.

SCHEDULE B

NON-COMPETE PROVISIONS

GWL&A intends to offer Fund and FSC, as applicable, access to its, or its affiliates' or its parent company's (each, a "Company," collectively, the "Companies") current and prospective customers (hereinafter "Customers") so that Customers will have the option of purchasing the Designated Portfolio shares of the Fund. Fund and FSC, as applicable, desires to make the

Designated Portfolio(s) available to Customer, yet acknowledges that under certain circumstances, the ability of Fund or FSC, as applicable, to solicit business from Customers should be subject to special limitations in exchange for the increased ability to offer its product through a Company's introduction. An introduction will consist of a Company's inclusion of the Designated Portfolio(s) in the Retirement Plan Product offered to a Customer for that Customer's consideration.

1

In the scenario where any one of the Companies introduces Fund or GSC, as applicable, in any manner to a Customer which ultimately purchases a Retirement Plan Product from one of the Companies, and one of the Companies includes the Designated Portfolio(s) in the products offered to that Customer, Fund and FSC, as applicable, agree not to utilize any confidential information (which shall include, but not be limited to, all facts, circumstances, information, data, plans, projects and technical or commercial knowledge gained in relation to a Company, or received from a Company, including but not limited to, information regarding customers(such as retirement plans and plan participants), employees, suppliers servicing methods, programs, fees strategies and related information) received in connection with offering its product to Customer in any solicitation of Retirement Plan Product Business from that Customer. Further, Fund and FSC, as applicable, will not attempt to contact Customers regularly not attempt to sell its mutual funds directly to Customer on a stand-alone basis while the Designated Portfolio(s) are included in a Company's arrangement with the Customer. For purposes of this Amendment "Retirement Plan Product" includes, but is not limited to, group or individual annuity contacts, GIC's, separate accounts and wrapped or unwrapped mutual funds whether sold separately or in conjunction with each other.

2

In the scenario where any one of the Companies introduces the Fund or FSC in any manner to a Customer which ultimately purchases a Retirement Plan Product from a Company and the Customer does not select the Fund, the Fund or FSC may directly communicate with Customer about Retirement Plan Product business and may sell product directly to Customer provided it does not utilize the confidential information referred to above.

3

In the scenario where any one of the Companies introduces Fund or FSC in any manner to a Customer which does not purchase a Retirement Plan Product from a Company, the Fund and FSC are not subject to any prohibitions regarding sales to and communications with that Customer. Likewise, there are no prohibitions where none or the Companies provides an introduction.

A Company may decide in its discretion when it desires to provide an introduction to one of its Customers. A Company has not obligation to provide introductions to its Customers.

SCHEDULE C

FUNDS AND FEES

The amounts of the Shareholder Service Fees are reflected below.

FUND	SHAREHOLDER SERVICE FEE

Federated High Income Bond Fund II	(336)	0.25%
Federated American Leaders Fund II	(338)	0.25%
Federated International Equity Fund II	(635)	0.25%
Federated Growth Strategies Fund II	(654)	0.25%